Exhibit 99

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System Reports
  Fourth Quarter and Full Year 2016 Results

- Record full year GAAP EPS of $2.32 per share
- Increased its dividends to shareholders for the 24th consecutive year
- Announced two strategic acquisitions in the quarter

                        SYRACUSE, N.Y. — January 23, 2017 — Community Bank System, Inc. (NYSE: CBU) reported fourth quarter 2016 net income of $26.4 million, an increase of 31.5% compared with $20.1 million earned for the fourth quarter of 2015.  Diluted earnings per share totaled $0.59 for the fourth quarter of 2016, compared to $0.47 per share in the fourth quarter of 2015.  Fourth quarter 2016 results included approximately $1.4 million, or two cents per share of acquisition expenses, while the fourth quarter of 2015 included $5.7 million of acquisition expenses, or nine cents per share.  Record full year 2016 net income of $103.8 million, or $2.32 per share, was 13.8% above 2015's earnings of $91.2 million, or $2.19 per share.

"Our solid fourth quarter and full year 2016 operating results were again driven by productive loan growth, particularly in our consumer lending portfolios, a continuation of exceptional credit quality, disciplined expense management and continued improvement in our non-interest income generation," said President and Chief Executive Officer Mark E. Tryniski.  "We successfully completed the integration of Oneida Financial in 2016 and are eager to continue to expand in the markets and product lines acquired."  Mr. Tryniski also commented, "As we celebrated our 150th year anniversary in 2016, the strength of our company continues to be driven by the commitment of our employees.  Through their hard work and dedication, we continue to consistently deliver above-peer financial results.  We remain well positioned to provide the right products and services to our customers so that they may achieve their financial objectives as we continue to create value for our shareholders."

Mr. Tryniski continued, "We were also extremely pleased to announce two strategically important transactions during the quarter.  In October, we announced plans to merge with Merchants Bancshares, Inc. ("Merchants"), a high-quality, $2.0 billion-asset company providing banking and other financial services across the State of Vermont and in Western Massachusetts.  In early December, we reached an agreement to acquire Northeast Retirement Services, Inc. ("NRS"), a leading provider of benefit plan accounting, transfer agency, fund administration, trust and retirement plan services.  Subject to certain shareholder and regulatory approvals, we look forward to both transactions closing in the first half of 2017."

Total revenue for the fourth quarter of 2016 was $109.2 million, an increase of $11.1 million, or 11.3%, over the prior year quarter, and included the impact of the Oneida Financial transaction completed in December of last year.  The higher revenue was generated as a result of a 5.3% increase in average earning assets and continued acquired and organic growth in noninterest income, as well as a six basis-point increase in net interest margin from the prior year quarter.  A combination of acquired and organic growth resulted in a $4.1 million, or 22.0% increase in wealth management, insurance, and employee benefit services revenues.  Deposit service fees increased 10.0% year-over-year, the result of increased card-related revenues offset by modestly lower fees from account overdraft protection programs, and included the additional revenue-producing activities from the Oneida transaction.  The quarterly provision for loan losses of $2.6 million was $0.7 million lower than the fourth quarter of 2015, reflective of comparably better credit trends and modest portfolio growth.  Non-performing asset and delinquent loan ratios were generally stable.  Excluding acquisition expenses from both periods, total operating expenses of $65.6 million for the quarter were $6.3 million, or 10.6% above the fourth quarter of 2015, and included a full quarter of operating expenses from Oneida Financial.  Certain statutory changes to state tax rates and structures along with a lower proportion of tax-exempt income resulted in a quarterly effective tax rate of 33.4% in the fourth quarter of 2016, compared to 32.7% in the fourth quarter of 2015.

Fourth quarter 2016 net interest income was $70.2 million, an increase of $5.3 million, or 8.1%, compared to the fourth quarter of 2015.  Slightly lower funding costs and a four basis-point improvement in earning asset yields, which included a $1.2 million dividend from a limited partnership investment, resulted in a six basis point increase in net interest margin year-over-year.  While average loan balances grew $474.5 million, or 10.6%, average loan yields declined ten basis points year-over-year, resulting in a $4.3 million increase in quarterly loan interest income.  Investment interest income was $0.7 million higher than the fourth quarter of 2015 as average investment securities (including cash equivalents) decreased by $90.0 million, but were more than offset by a 16-basis point increase in yield, including the previously mentioned limited partnership dividend.  Interest expense was $0.3 million lower than the previous year's quarter, driven by a two basis points decline in cost of funds, and a $393.8 million decline in average borrowings, partially offset by a $727.5 million increase in average deposits, including the Oneida acquisition.  Wealth management, insurance and employee benefit services revenues increased $4.1 million, or 22.0%, compared to the fourth quarter of 2015, to $22.5 million, principally from the acquired activities of Oneida Financial.  Revenues from mortgage banking and other services increased $0.4 million from the fourth quarter of 2015.

Fourth quarter of 2016 operating expenses, excluding acquisition expenses, of $65.6 million increased $6.3 million over the fourth quarter of 2015, including the operating activities of Oneida Financial.  Salaries and employee benefits increased $4.2 million, or 12.8%, and included a full quarter of personnel added from the Oneida transaction as well as planned merit increases.  All other expenses increased 7.9%, and reflected the occupancy, equipment and other operating costs of Oneida, including higher intangible amortization, compared to the fourth quarter of 2015.  The fourth quarter and year-to-date 2016 effective income tax rates of 33.4% and 32.9%, respectively, were higher than the 32.7% and 31.0% in last year's comparable periods.  Excluding acquisition expenses, fourth quarter 2016 operating expenses were $0.7 million lower than the third quarter of this year, principally from one less day of payroll.

Financial Position

Average earning assets of $7.69 billion for the fourth quarter of 2016 were up $384.4 million from the fourth quarter of 2015, and were consistent with the third quarter of 2016.  Compared to the prior year, total average earning asset balances included acquired and organic loan growth of $474.5 million, while average investment securities and interest-earning cash balances declined by $90.0 million.   Average deposit balances grew $727.5 million compared to the fourth quarter of 2015, and were $101.0 million higher than the third quarter of 2016.  Average borrowings in the fourth quarter of 2016 of $213.9 million, were $113.6 million, or 34.7%, lower than the third quarter of this year.

Ending loans at December 31, 2016 increased $147.2 million, or 3.1%, year-over-year, reflecting productive organic growth in the Company's consumer lending portfolios.  Investment securities totaled $2.78 billion at December 31, 2016, in line with the previous four quarter-ends, and reflective of limited reinvestment of securities cash flows in 2016.

Shareholders' equity of $1.20 billion at December 31, 2016 was $57.5 million, or 5.0%, higher than the prior year period, a result of strong earnings generation and capital retention over the last four quarters.  The Company's net tangible equity to net tangible assets ratio was 9.24% at December 31, 2016, up from 8.59% at the end of 2015.  The Company's Tier 1 leverage ratio reached an all-time high of 10.55% at the end of the fourth quarter.

As previously announced, in December 2016 the Company's Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.2 million shares of the Company's common stock during a twelve-month period starting January 1, 2017.  Such repurchases may be made at the discretion of the Company's senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements.

Asset Quality

The Company's asset quality metrics continue to be favorable relative to comparative peer and industry averages and illustrate the long-term effectiveness of the Company's disciplined risk management and underwriting standards.  Net charge-offs were $2.2 million for the fourth quarter, compared to $3.5 million for the fourth quarter of 2015 and $1.5 million for the third quarter of 2016.  Net charge-offs as an annualized percentage of average loans measured 0.18% in the fourth quarter of 2016, compared to 0.31% in the prior year fourth quarter and 0.12% in the third quarter of 2016.  Full year 2016 net charge-offs of $5.6 million, or 0.13% of average loans, were down $0.6 million, or two basis points of average loans from full year 2015's levels.  Nonperforming loans as a percentage of total loans at December 31, 2016 were 0.48%, improved from 0.50% at December 31, 2015.  The total loan delinquency ratio of 1.19% at the end of the fourth quarter was three basis points higher than the level at December 31, 2015.  The fourth quarter provision for loan losses of $2.6 million was $0.7 million lower than the fourth quarter of 2015 due primarily to comparably better credit trends and net organic loan growth.  The allowance for loan losses to nonperforming loans was 199% at December 31, 2016, compared with the 190% and 201% levels at the end of the fourth quarter of 2015 and the third quarter of 2016, respectively.

Dividend Increase

In August, the Company declared a quarterly cash dividend of $0.32 per share on its common stock, marking the 24th consecutive year of dividend increases.  President and Chief Executive Officer, Mark E. Tryniski, commented, "The payment of a meaningful and growing dividend is an important component of our commitment to provide consistent and favorable long-term returns to our shareholders.  The increase reflected the continued strength of both our current operating performance and capital position."  The one cent increase, or 3.2%,  in the Company's quarterly cash dividend over the same quarter of the prior year, represents an annualized yield of 2.2% based upon its' closing price of $57.91 on January 20, 2017.

Merchants Bancshares

On October 24, 2016, the Company announced that it had entered into a definitive agreement to acquire Merchants Bancshares, Inc. ("Merchants"), parent company of Merchants Bank headquartered in South Burlington, Vermont, for approximately $352 million in Company stock and cash.  The acquisition will extend the Company's footprint into the Vermont and Western Massachusetts markets.  Upon the completion of the merger, Community Bank will add 31 branch locations in Vermont and one location in Massachusetts with approximately $2.0 billion of assets, and deposits of $1.5 billion.  The acquisition is expected to close during the second quarter of 2017, pending both regulatory and Merchants shareholder approval.

Northeast Retirement Services

On December 5, 2016, the Company announced that it had entered into a definitive agreement to acquire Northeast Retirement Services, Inc. ("NRS"), a leading provider of plan accounting, transfer agency, fund administration, trust and retirement plan services for approximately $147 million in Company stock and cash.  The acquisition is expected to close during the first quarter of 2017, pending both regulatory and NRS shareholder approval.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today to discuss fourth quarter and full year results.  The conference call can be accessed at 888-312-9865 (1-719-457-2655 if outside United States and Canada) using the conference ID code 9693195.  Investors may also listen live via the Internet at: http://www.webcaster4.com/Webcast/Page/995/19174.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Community Bank System, Inc. operates more than 200 customer facilities across Upstate New York and Northeastern Pennsylvania through its banking subsidiary, Community Bank, N.A. With assets of approximately $8.7 billion, the DeWitt, N.Y. headquartered company is among the country's 150 largest financial institutions. In addition to a full range of retail, business, and governmental banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its' Community Bank Wealth Management Group and OneGroup NY, Inc. operating subsidiaries.  The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  These statements are based on the current beliefs and expectations of CBU's management and CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Earnings
Loan income	$53,602	$49,321	$211,467	$187,743
Investment income	19,397	18,683	73,720	71,879
Total interest income	72,999	68,004	285,187	259,622
Interest expense	2,753	3,015	11,291	11,202
Net interest income	70,246	64,989	273,896	248,420
Provision for loan losses	2,640	3,327	8,076	6,447
Net interest income after provision for loan losses	67,606	61,662	265,820	241,973
Deposit service fees	14,959	13,605	58,595	52,747
Revenues from mortgage banking and other banking services	1,438	1,061	7,477	4,960
Wealth management and insurance services	10,870	6,825	43,251	20,208
Employee benefit services	11,679	11,661	46,628	45,388
Gain(loss) on sale of investments	0	(4)	0	(4)
Total noninterest income	38,946	33,148	155,951	123,299
Salaries and employee benefits	37,385	33,138	152,773	126,356
Occupancy and equipment	7,633	6,702	30,078	27,593
Amortization of intangible assets	1,275	1,021	5,479	3,663
Acquisition expenses	1,364	5,719	1,706	7,037
Other	19,266	18,400	77,138	68,406
Total operating expenses	66,923	64,980	267,174	233,055
Income before income taxes	39,629	29,830	154,597	132,217
Income taxes	13,237	9,759	50,785	40,987
Net income	26,392	20,071	103,812	91,230
Basic earnings per share	$0.59	$0.48	$2.34	$2.21
Diluted earnings per share	$0.59	$0.47	$2.32	$2.19

Summary of Financial Data
(Dollars in thousands, except per share data)
	2016				2015
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings
Loan income	$53,602	$53,706	$52,509	$51,650	$49,321
Investment income	19,397	17,616	18,601	18,106	18,683
Total interest income	72,999	71,322	71,110	69,756	68,004
Interest expense	2,753	2,859	2,804	2,875	3,015
Net interest income	70,246	68,463	68,306	66,881	64,989
Provision for loan losses	2,640	1,790	2,305	1,341	3,327
Net interest income after provision for loan losses	67,606	66,673	66,001	65,540	61,662
Deposit service fees	14,959	14,894	15,008	13,734	13,605
Revenues from mortgage banking and other banking services	1,438	2,863	1,597	1,579	1,061
Wealth management and insurance services	10,870	10,928	10,496	10,957	6,825
Employee benefit services	11,679	11,267	11,671	12,011	11,661
Loss on sale of investments	0	0	0	0	(4)
Total noninterest income	38,946	39,952	38,772	38,281	33,148
Salaries and employee benefits	37,385	38,300	37,950	39,138	33,138
Occupancy and equipment	7,633	7,373	7,409	7,663	6,702
Amortization of intangible assets	1,275	1,359	1,403	1,442	1,021
Acquisition expenses	1,364	2	263	77	5,719
Other	19,266	19,192	19,331	19,349	18,400
Total operating expenses	66,923	66,226	66,356	67,669	64,980
Income before income taxes	39,629	40,399	38,417	36,152	29,830
Income taxes	13,237	13,239	12,560	11,749	9,759
Net income	26,392	27,160	25,857	24,403	20,071
Basic earnings per share	$0.59	$0.61	$0.58	$0.55	$0.48
Diluted earnings per share	$0.59	$0.61	$0.58	$0.55	$0.47
Profitability
Return on assets	1.21%	1.24%	1.20%	1.14%	0.98%
Return on equity	8.59%	8.71%	8.62%	8.34%	7.41%
Return on tangible equity(2)	13.40%	13.52%	13.63%	13.38%	10.98%
Noninterest income/operating income (FTE) (1)	34.9%	36.0%	35.3%	35.5%	32.8%
Efficiency ratio	57.6%	59.0%	59.0%	61.4%	57.6%
Components of Net Interest Margin (FTE)
Loan yield	4.33%	4.36%	4.35%	4.33%	4.43%
Cash equivalents yield	0.48%	0.46%	0.46%	0.47%	0.25%
Investment yield	3.14%	2.88%	3.06%	2.97%	2.98%
Earning asset yield	3.90%	3.82%	3.87%	3.82%	3.86%
Interest-bearing deposit rate	0.13%	0.13%	0.14%	0.14%	0.14%
Borrowing rate	1.80%	1.31%	1.50%	1.33%	0.83%
Cost of all interest-bearing funds	0.19%	0.20%	0.20%	0.20%	0.22%
Cost of funds (includes DDA)	0.15%	0.16%	0.15%	0.16%	0.17%
Net interest margin (FTE)	3.76%	3.67%	3.73%	3.67%	3.70%
Fully tax-equivalent adjustment	$2,382	$2,450	$2,605	$2,524	$3,041

Summary of Financial Data
(Dollars in thousands, except per share data)
	2016				2015
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Average Balances
Loans	$4,934,034	$4,913,517	$4,866,574	$4,812,575	$4,459,575
Cash equivalents	15,367	19,110	19,456	22,355	12,448
Taxable investment securities	2,179,840	2,179,044	2,178,448	2,172,983	2,214,690
Nontaxable investment securities	556,774	571,327	588,897	603,297	614,891
Total interest-earning assets	7,686,015	7,682,998	7,653,375	7,611,210	7,301,604
Total assets	8,665,973	8,712,758	8,656,653	8,604,264	8,161,843
Interest-bearing deposits	5,472,420	5,405,180	5,517,287	5,458,273	4,943,210
Borrowings	213,930	327,578	249,263	296,964	607,771
Total interest-bearing liabilities	5,686,350	5,732,758	5,766,550	5,755,237	5,550,981
Noninterest-bearing deposits	1,603,703	1,569,960	1,532,322	1,527,585	1,405,416
Shareholders' equity	1,222,136	1,239,927	1,206,353	1,177,246	1,074,243
Balance Sheet Data
Cash and cash equivalents	$173,857	$161,542	$161,634	$138,513	$153,210
Investment securities	2,784,392	2,877,644	2,931,301	2,902,878	2,847,940
Loans:
Consumer mortgage	1,819,701	1,798,748	1,779,295	1,777,792	1,769,754
Business lending	1,490,076	1,506,878	1,536,546	1,509,421	1,497,271
Consumer indirect	1,044,972	1,037,077	993,132	941,151	935,760
Home equity	401,998	401,784	399,870	403,273	403,514
Consumer direct	191,815	196,134	195,959	189,535	195,076
Total loans	4,948,562	4,940,621	4,904,802	4,821,172	4,801,375
Allowance for loan losses	47,233	46,789	46,526	45,596	45,401
Intangible assets, net	480,844	482,119	483,478	484,881	484,146
Other assets	327,142	312,609	307,422	314,053	311,399
Total assets	8,667,564	8,727,746	8,742,111	8,615,901	8,552,669
Deposits:
Noninterest-bearing	1,646,039	1,577,194	1,546,253	1,533,085	1,499,616
Non-maturity interest-bearing	4,726,787	4,771,436	4,664,635	4,808,650	4,569,310
Time	703,128	728,789	746,966	777,327	804,548
Total deposits	7,075,954	7,077,419	6,957,854	7,119,062	6,873,474
Borrowings	146,200	133,900	267,600	33,700	301,300
Subordinated debt held by unconsolidated subsidiary trusts	102,170	102,164	102,158	102,152	102,146
Accrued interest and other liabilities	145,140	173,681	177,570	160,322	135,102
Total liabilities	7,469,464	7,487,164	7,505,182	7,415,236	7,412,022
Shareholders' equity	1,198,100	1,240,582	1,236,929	1,200,665	1,140,647
Total liabilities and shareholders' equity	8,667,564	8,727,746	8,742,111	8,615,901	8,552,669
Capital
Tier 1 leverage ratio	10.55%	10.35%	10.14%	9.95%	10.32%
Tangible equity/net tangible assets (2)	9.24%	9.66%	9.58%	9.25%	8.59%
Diluted weighted average common shares O/S	45,025	44,835	44,636	44,356	42,373
Period end common shares outstanding	44,437	44,357	44,179	44,070	43,775
Cash dividends declared per common share	$0.32	$0.32	$0.31	$0.31	$0.31
Book value per share	$26.96	$27.97	$28.00	$27.24	$26.06
Tangible book value per share(2)	$17.12	$18.06	$17.99	$17.16	$15.90
Common stock price (end of period)	$61.79	$48.11	$41.09	$38.21	$39.94

Summary of Financial Data
(Dollars in thousands, except per share data)
	2016				2015
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Asset Quality
Nonaccrual loans	$20,619	$21,301	$22,150	$23,765	$21,728
Accruing loans 90+ days delinquent	3,076	2,015	1,909	2,327	2,195
Total nonperforming loans	23,695	23,316	24,059	26,092	23,923
Other real estate owned (OREO)	1,966	2,060	1,726	2,031	2,088
Total nonperforming assets	25,661	25,376	25,785	28,123	26,011
Net charge-offs	2,196	1,527	1,375	1,146	3,514
Allowance for loan losses/loans outstanding	0.95%	0.95%	0.95%	0.95%	0.95%
Nonperforming loans/loans outstanding	0.48%	0.47%	0.49%	0.54%	0.50%
Allowance for loan losses/nonperforming loans	199%	201%	193%	175%	190%
Net charge-offs/average loans	0.18%	0.12%	0.11%	0.10%	0.31%
Delinquent loans/ending loans	1.19%	1.06%	1.10%	1.00%	1.16%
Loan loss provision/net charge-offs	120%	117%	168%	117%	95%
Nonperforming assets/total assets	0.30%	0.29%	0.29%	0.33%	0.30%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	16,600	$16,966	$18,259	$20,045	$18,804
Accruing loans 90+ days delinquent	1,963	1,869	1,573	1,837	1,802
Total nonperforming loans	18,563	18,835	19,832	21,882	20,606
Other real estate owned (OREO)	1,658	1,594	1,258	1,497	1,546
Total nonperforming assets	20,221	20,429	21,090	23,379	22,152
Net charge-offs	1,846	1,432	1,404	898	3,420
Allowance for loan losses/loans outstanding	1.02%	1.02%	1.02%	1.04%	1.05%
Nonperforming loans/loans outstanding	0.42%	0.43%	0.46%	0.52%	0.49%
Allowance for loan losses/nonperforming loans	245%	238%	224%	200%	212%
Net charge-offs/average loans	0.17%	0.13%	0.13%	0.09%	0.34%
Delinquent loans/ending loans	1.14%	1.01%	1.08%	1.00%	1.19%
Loan loss provision/net charge-offs	133%	124%	144%	112%	62%
Nonperforming assets/total assets	0.25%	0.25%	0.26%	0.29%	0.28%

Summary of Financial Data
(Dollars in thousands, except per share data)
	2016				2015
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Core operating expenses, revenues & Efficiency Ratio
Noninterest expenses (GAAP)	$66,923	$66,226	$66,356	$67,669	$64,980
Acquisition expenses	(1,364)	(2)	(263)	(77)	(5,719)
Amortization of intangibles	(1,275)	(1,359)	(1,403)	(1,442)	(1,021)
Core operating expenses (non-GAAP) - numerator	64,284	64,865	64,690	66,150	58,240
Tax-equivalent net interest income	72,628	70,913	70,911	69,405	68,030
Noninterest revenues	38,946	39,952	38,772	38,281	33,148
Insurance-related recovery	0	(950)	0	0	0
Loss on sale of investments	0	0	0	0	4
Core operating revenues (non-GAAP) - denominator	111,574	109,915	109,683	107,686	101,182
Efficiency ratio (non-GAAP)	57.6%	59.0%	59.0%	61.4%	57.6%

Balance sheet data
Net tangible equity-to-assets ratio at period end
Common stock, APIC, Retained earnings, and Treasury stock	$1,190,258	$1,174,491	$1,155,894	$1,139,378	$1,121,412
Accumulated other comprehensive income	7,842	66,091	81,035	61,287	19,235
Shareholders' equity (GAAP)	1,198,100	1,240,582	1,236,929	1,200,665	1,140,647
Intangible assets	(480,844)	(482,119)	(483,478)	(484,881)	(484,146)
Deferred taxes on intangible assets	43,504	42,523	41,528	40,483	39,724
Tangible common equity (non-GAAP) - numerator	760,760	800,986	794,979	756,267	696,225
Total assets (GAAP)	8,667,564	8,727,746	8,742,111	8,615,901	8,552,669
Intangible assets	(480,844)	(482,119)	(483,478)	(484,881)	(484,146)
Deferred taxes on intangible assets	43,504	42,523	41,528	40,483	39,724
Tangible assets (non-GAAP) - denominator	8,230,224	8,288,150	8,300,161	8,171,503	8,108,247
Net tangible equity-to-assets ratio at period end (non-GAAP)	9.24%	9.66%	9.58%	9.25%	8.59%

(1) Excludes gains and losses on sales of investment securities and debt prepayments.
(2) Includes deferred tax liabilities (of approximately $43.5 million at 12/31/16) related to certain intangible assets.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.